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                                                                    Exhibit 10.1



                            ASSET Purchase AGREEMENT

                                      Dated

                                FEBRUARY 27, 2004

                                  By and Among

                                   Cd&L, Inc.,

             SILVER STAR EXPRESS, INC. (a subsidiary of CD&L, INC.),

     EXECUTIVE EXPRESS, INC., d/b/a 1st CHOICE COURIER AND DISTRIBUTION INC.

                                       AND

                                  CHARLES WALCH
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                            ASSET PURCHASE AGREEMENT

         This ASSET Purchase AGREEMENT (the "Agreement"), dated as of February 27, 2004, by and among CD&L, INC. ("CDL"), SILVER STAR EXPRESS, INC., a wholly-owned subsidiary of CDL (the "Purchaser"), EXECUTIVE EXPRESS, Inc., d/b/a 1st CHOICE COURIER AND DISTRIBUTION, INC. ("1st Choice" or the "Seller") and Charles WalCh ("Walch").

                                W I T N E S S E T H:
                                - - - - - - - - - -


         WHEREAS, CDL is a corporation organized and existing under the laws of the State of Delaware; and

         WHEREAS, Purchaser is a corporation organized and existing under the laws of the State of Florida and a wholly-owned subsidiary of CDL;

         WHEREAS, Seller is a corporation organized and existing under the laws of the State of Missouri and is wholly-owned by Walch; and

         WHEREAS, Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, certain assets of Seller's Indianapolis, Indiana branch (the "Indiana Branch"), all as more specifically provided herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:


                                    Article I

                           Purchase and Sale of Assets

         Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Article II), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser all of the Seller's right, title and interest in and to the Purchased Assets and the Purchaser shall purchase such Purchased Assets from the Seller. Purchaser is not purchasing any of the Retained Assets. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT WITH RESPECT TO THE ASSUMED LIABILITIES, THE PURCHASER IS NOT ASSUMING, NOR SHALL IT IN ANY MANNER BECOME LIABLE FOR, ANY LIABILITIES OR OBLIGATIONS OF ANY KIND OR NATURE WHATSOEVER OF THE SELLER OR ITS AFFILIATES, INCLUDING BUT NOT LIMITED TO THE EXCLUDED LIABILITIES.

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         Section 1.2. Purchase Price. The aggregate purchase price (the
"Purchase Price") to be delivered at Closing by CDL and the Purchaser for the Purchased Assets shall consist of (i) the reduction by one half of the accrued interest from December 14, 2003 through the Closing Date on the promissory note (the "Note") payable by Seller to CDL, dated June 14, 2001 in the original aggregate principal amount of $1,650,000 and (ii) the cancellation by CDL of the principal balance of $1,626,708 currently due on such Note.


                                   Article II

                                     Closing

         The closing of the transactions contemplated by this Agreement (herein referred to as the "Closing") shall take place by exchange of facsimile signature pages or at the offices of CDL at 80 Wesley Street, South Hackensack, New Jersey 07606 on March 1, 2004 or at such other date as the parties may mutually agree, which date shall be referred to as the "Closing Date". The Closing shall be effective as of 9:00 a.m. on the Closing Date.


                                   ARTICLE III

                               Certain Definitions

         Section 3.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

         "Agreement" means this Asset Purchase Agreement.

         "Assumed Liabilities" means only those liabilities and obligations of the Indiana Branch and/or the Seller arising after the Closing Date under (i) the real estate lease for the building occupied by the Indiana Branch at 1911 Stout Field East Drive, Indianapolis, Indiana 46241, Indianapolis, Indiana and
(ii) the lease of one straight truck identified as follows: VIN #VG6M116A6YB203782.

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         "Authorizations" has the meaning ascribed to such term in Section 4.10.

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New Jersey are open for the general transaction of business.

         "Closing" has the meaning ascribed to such term in Article II.

         "Closing Date" has the meaning ascribed to such term in Article II.

         "Contracts" has the meaning ascribed to such term in Section 4.18.

         "Damages" has the meaning ascribed to such term in Section 8.2.

         "EBITDA" means earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP.

         "Employee Benefit Plan" has the meaning ascribed to such term in
Section 4.16.

         "Encumbrances" has the meaning ascribed to such term in Section 4.3.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or
(y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation,
(i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

          "Excluded Liabilities" means all liabilities of the Indiana Branch and/or Seller and any other Affiliate of Seller of any kind or nature, whether or not relating to the business of the Indiana Branch or the Purchased Assets, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on, prior to, or after the Closing Date, other than the other than the Assumed Liabilities.

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         "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

         "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

         "Indemnified Party" has the meaning ascribed to such term in Section
8.2.

         "Indemnifying Party" has the meaning ascribed to such term in Section 8.2.

         "Leased Real Property" has the meaning ascribed to such term in Section 4.6.

         "Material Adverse Change" means a material adverse change in the business, financial condition, results of operations or prospects (financial and other) of the entity.

         "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the entity. Any matter or matters which in the aggregate involve $10,000 or more shall presumptively be deemed to be material.

         "Person" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Proprietary Rights" means all patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefore, copyrights, copyright registrations, copyright applications, technology, inventions, computer software, data and documentation (including electronic media) (other than shrink-wrap or off-the-shelf software and accompanying data and documents), trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights related to or used in the conduct of the business of the Indiana Branch; and permits, licenses or other agreements to or from third parties regarding the foregoing.

         "Purchased Assets" means the following assets of the Indiana Branch on the Closing Date:

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               (i)    all furniture, fixtures, leasehold improvements, computer
                      equipment, software, software licenses (to the extent transferable), radio and communication equipment, rolling stock, warehouse equipment, supplies and any other miscellaneous assets used by or located at the Indiana Branch (to the extent transferable);

               (ii) all equipment and delivery vehicles used at the Indiana Branch, as further described on Schedule 3.1 (except that one leased straight truck, identified as 1911 Stout Field East Drive, Indianapolis, Indiana 46241 (the "Retained Truck"), is to be retained by Seller, and no liability for such truck will be assumed by Purchaser, Seller shall remove all decals from the other leased truck prior to delivery, with the parties dividing certain other costs of transfer);

               (iii) any prepaid insurance and other prepaid expenses of the Indiana Branch which can be utilized by the Purchaser and cannot be refunded to the Seller;

               (iv) all books and records (or copies thereof) pertaining to the business of the Indiana Branch, including customer lists, personnel and independent contractor records, contracts with customers, financial records, insurance and workers compensation histories and advertising or promotional materials;

               (v) all executory rights under the lease for the Indiana Branch's offices in Indianapolis, all leasehold improvements, the security deposit, and the equipment leases used in the Indiana Branch's business;

               (vi) all telephone numbers, e-mail addresses or the like used by the Indiana Branch;

               (vii) all customer lists of the Seller relating to customers serviced by the Indiana Branch; all of the Indiana Branch's rights, if assignable, under customer contracts and contracts with independent contractors, relating to the Indiana Branch's business; and

               (viii) all goodwill and going concern value associated with the
                      Indiana Branch's business.

         "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives (including, but not limited to radon, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls), medical waste or by-products, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

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         "Retained Assets" means the following assets of the Indiana Branch:

                  (i) all accounts, notes and other receivables of the Indiana Branch representing actual revenue earned in the ordinary course of business prior to Closing; and

                  (ii)     the Retained Truck.

         "Survival Period" has the meaning ascribed to such term in Section 8.1.

         "Third Party Claim" has the meaning ascribed to such term in Section
8.3.

         Section 3.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.


                                   ARTICLE IV

          Representations and Warranties Regarding the Seller and Walch

         The Seller and Walch, jointly and severally, represent and warrant to the Purchaser and CDL as follows:

         Section 4.1. Organization and Qualification of the Seller and the Indiana Branch. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power and authority to own or lease its properties and assets and to carry on its business as presently conducted. The Seller is duly qualified to do business as a foreign corporation in Indiana. The Indiana Branch is an unincorporated division or branch of Seller's business wholly-owned by Seller.

         Section 4.2. Authorization. Each of the Seller and Walch has full power and authority, corporate (in the case of the Seller) and other, to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly authorized, executed and delivered by the Seller and Walch and constitutes a valid and binding agreement of the Seller and Walch, enforceable against them in accordance with its terms.

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         Section 4.3. Non-contravention. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the performance by the Seller or Walch of its or his obligations hereunder will (i) contravene any provision contained in its Articles of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Seller, the Indiana Branch or Walch is a party or by which any of them is bound or to which any of their assets or properties are subject, (iii) result in the creation or imposition of any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of the assets or properties of the Indiana Branch or Seller if such Encumbrance would have a Material Adverse Effect, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any liability.

         Section 4.4. No Consents. Except as set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Seller or Walch.

         Section 4.5. Personal Property. Except as set forth in Schedule 4.5, as disclosed in the Financial Statements, or liens for taxes not yet due, the Seller has good and marketable title to (or valid leasehold or contractual interests in) all personal property used in the Indiana Branch's business, free and clear of any Encumbrances. To Seller's and Walch's knowledge, all machinery, equipment, furniture, fixtures and other personal property of the Indiana Branch is in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear). The Seller has delivered to the Purchaser true and complete copies of all leases for the leased personal property. The Seller and the Indiana Branch are in compliance with all material terms and conditions of such leases and are subject to no past due obligations or contingent liabilities in respect of such leases.

         Section 4.6. Real Property. The Seller does not own any real property or real estate used in connection with the Indiana Branch. The Seller has valid leasehold title to all real estate and real property used in the Indiana Branch's business, located at 1911 Stout Field East Drive, Indianapolis, Indiana 46241, Indianapolis, Indiana (the "Leased Real Property"), which interest is free and clear of all Encumbrances. All plants, structures and buildings leased by of the Indiana Branch are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear). The Seller has delivered to the Purchaser true and complete copies of any leases for the leased personal property. The Seller has delivered to the Purchaser true and complete copies of any leases for the Leased Real Property. The Seller and the Indiana Branch are in compliance with all material terms and conditions of such leases and are subject to no past due obligations or contingent liabilities in respect of such leases. To the Seller's and Walch's knowledge, the landlord under such leases also is in compliance with the terms and conditions of such lease and the Seller and the Indiana Branch are not in violation of any building, zoning, anti-pollution, health, occupational safety or other law, ordinance or regulation regarding its plants, structures and equipment or their operations. The landlord has consented to the assignment of the lease for the Leased Real Property to the Purchaser.

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         Section 4.7. Financial Statements.

         (a) The Seller has previously delivered to the Purchaser and CDL a true and complete copy of an unaudited balance sheet and the related unaudited statements of earnings and cash flows for the year ended December 14, 2003 for each of (i) the Seller on a consolidated basis and (ii) the Indiana Branch separately (collectively, the "December 14 Financial Statements"). The December 14 Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the respective periods and present fairly the financial condition and results of operations of the Seller and the Indiana Branch as of and for the periods included therein.

         (b) The Seller will, prior to Closing, deliver to the Purchase a CDL a true and complete copy of the unaudited balance sheet and the related unaudited statements of earning and cash flows for the four weeks ended January 11, 2004 for each of (i) the Seller on a consolidated basis and (ii) the Indiana Branch separately (collectively "the January 11 Financial Statements"). The January 11 Financial Statements that Seller will deliver to the Purchaser and CDL hereunder and pursuant to Section 6.2 hereof will be prepared in conformity with GAAP, applied on a consistent basis throughout the respective periods and will present fairly the financial condition and results of operations of the Seller and the Indiana Branch as of and for the periods included therein.

         (c) The EBITDA of the Indiana Branch for each of the years ending December 14, 2003 and December 15, 2002 was not less than $325,000, and the Seller has no reason to believe there will be any material decline in the EBITDA of the Indiana Branch in 2004.

         Section 4.8. Absence of Certain Developments. Except as set forth in materials previously delivered to the Purchaser and CDL, since December 14, 2003, there has not been any Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change. Except as set forth in materials previously delivered to the Purchaser and CDL, since December 14, 2003, the Seller and the Indiana Branch have conducted their businesses in the ordinary and usual course consistent with past practices and have not (i) sold, leased, transferred or otherwise disposed of the Indiana Branch's assets (other than dispositions in the ordinary course of business consistent with past practices), (ii) breached, terminated or amended in any material respect any contract or lease to which it is a party or to which it is bound or to which its properties are subject, (iii) amended its Articles of Incorporation or by-laws or taken any action in contemplation of an amendment to such Articles of Incorporation or by-laws or in contemplation of its liquidation or dissolution and, to its best knowledge after due investigation, no such

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action has been taken by its shareholders, directors or officers, (iv)
repurchased or otherwise acquired any shares of its capital stock or any option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock, (v) suffered any material loss, damage or destruction whether or not covered by insurance, (vi) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, (vii) incurred any liabilities (other than in the ordinary course of business) which, individually or in the aggregate, are material, (viii) incurred, created or suffered to exist any Encumbrances on its assets, except those created in the ordinary course of business, none of which, individually or in the aggregate, are material, (ix) other than in the ordinary course, increased the compensation payable or to become payable to any of its officers or employees or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan, payment or arrangement made by it for or with any such officers or employees, (x) suffered any labor dispute, strike or other work stoppage, (xi) made or obligated itself to make any capital expenditures in excess of $10,000 individually or in the aggregate, (xii) entered into any contract or other agreement requiring it to make payments in excess of $10,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, (xiii) breached or violated any law, statute, rule or regulation applicable to the Indiana Branch or its business in any material respect, (xiv) suffered any Material Adverse Changes in its financial position or results of operations, or (xv) entered into any agreement to do any of the foregoing.

         Section 4.9. Governmental Authorizations; Licenses. Except as set forth in Schedule 4.9, the business of the Indiana Branch has been operated in material compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those related to: pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use and similar laws. The Indiana Branch and/or Seller have all permits, licenses, approvals, certificates, titles, fuel permits, franchises, operating authorities (including any necessary ICC operating authorities), state operating licenses or registrations and other interstate or intrastate regulatory licenses and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of the business of the Indiana Branch as currently conducted by the Seller and the Indiana Branch, except for those which, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. There is no action, case or proceeding pending or, to Seller's or Walch's knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Seller or the Indiana Branch of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Seller or the Indiana Branch to have any permit, license, approval, certification or other authorization required in connection with the operation of the business. No notice of any violation of such laws has been received by the Seller or the Indiana Branch.

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         Section 4.10. Litigation. Except as set forth in Schedule 4.10, there are no lawsuits, actions, proceedings, claims, orders or investigations by or before any Governmental Authority pending or, to Seller's or Walch's knowledge, threatened against the Seller, the Indiana Branch or their Affiliates relating to the Seller, the Indiana Branch or their businesses or any product or service which has been sold by the Seller or the Indiana Branch or seeking to enjoin the transactions contemplated hereby.

         Section 4.11. Taxes. All federal, state, county, local and foreign tax returns and reports of the Seller required to be filed have been duly and timely filed. There are no examinations in progress or claims against the Seller for federal, state, local and other taxes (including penalties and interest) for any period or periods and no notice of any claim for taxes, whether pending or threatened has been received. All federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees, interest, penalties and other governmental charges with respect to the employees, properties, assets, income or franchises of the Seller which are due and payable have been paid or duly provided for, or are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established pursuant to GAAP, or have arisen after the date hereof in the ordinary course of business. There are no tax liens on any of the assets of the Seller, except for liens for taxes not yet due and payable.

         Section 4.12. Insurance. The Seller has provided the Purchaser with information with respect to insurance policies in effect with respect to the Indiana Branch or its business during the past three (3) years, showing, as to each policy or binder, the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles or retention levels and a general description of the type of coverage provided. Such insurance policies are currently in full force and have remained in full force and effect through the Closing. Seller will terminate its insurance coverage with respect to the operations of the Indiana Branch and the Purchased Assets as of the Closing Date, retaining coverage for events or occurrences on or prior to the Closing Date.

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         Section 4.13. Environmental Matters. Except as set forth in Schedule
4.13, (i) the businesses of the Seller and the Indiana Branch are being and have been conducted in compliance with all Environmental Laws, (ii) the businesses of the Seller and the Indiana Branch have, and at all times have had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of their businesses, (iii) neither the Seller nor the Indiana Branch has received any notice from any Governmental Authority that the Seller or the Indiana Branch may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to the business, (iv) no reports have been filed, or have been required to be filed, by the Seller or the Indiana Branch, concerning the release of any Regulated Substance or the violation of any Environmental Law, on or at the properties used in the business; (v) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Seller or the Indiana Branch relating to their businesses, true and complete copies of which have not been delivered to the Purchaser and CDL prior to the date hereof, (vi) no Regulated Substance has been disposed of, transferred, released, discharged or transported by or for the Seller or the Indiana Branch from any of the Seller's business premises (including the Indiana Branch's premises), other than as permitted under applicable Environmental Law pursuant to appropriate regulations, permits or authorizations, and (vii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or, to the Seller's or the Indiana Branch's knowledge, threatened against the businesses of the Seller or the Indiana Branch with respect to their businesses or assets relating to any violations, or alleged violations, of any Environmental Law, and neither the Seller nor the Indiana Branch has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Seller nor the Indiana Branch has been notified by any Governmental Authority or any other Person that the Seller's or Indiana Branch's businesses or assets have, or may have, any liability pursuant to any Environmental Law.

         Section 4.14. Employee Matters Except as set forth in materials previously delivered to the Purchaser and CDL, (i) the Seller and the Indiana Branch have not entered into any collective bargaining agreements regarding the employees of the Indiana Branch, (ii) there are no written personnel policies applicable to such employees generally, other than employee manuals, true and complete copies of which have previously been provided to the Purchaser and CDL,
(iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the Seller's or Walch's knowledge, threatened against or affecting the Indiana Branch and during the past three years there has been no such action, (iv) to the Seller's or Walch's knowledge, no union organization campaign is in progress with respect to any of the employees of the Indiana Branch, and no question concerning representation exists respecting such employees, (v) there is no unfair labor practice, charge or complaint pending or, to the Seller's or Walch's knowledge, threatened against the Indiana Branch, and (vi) the Seller and the Indiana Branch have not entered into any agreement, arrangement or understanding restricting the ability of the Seller and the Indiana Branch to terminate the employment of any or all of the employees of the Indiana Branch at any time, for any lawful or no reason, without penalty or liability.

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         Section 4.15. Employee Benefit Plans. The Seller has provided the
Purchaser and CDL with a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees or former employees of the Indiana Branch including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA (the "Employee Benefit Plans"). The Employee Benefit Plans which are described in Section 3(3) of ERISA (the "ERISA Plans") are in compliance in all material respects with the applicable provisions of ERISA and, if intended to be tax qualified, Sections 401(a) and 501(a) of the Code. All ERISA Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the Internal Revenue Service or, alternatively, the applicable remedial amendment period with respect to any such ERISA Plan will not have ended prior to the Closing Date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Seller, the Indiana Branch or any of their Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Except as set forth in materials previously delivered to the Purchaser and CDL, neither the Seller, the Indiana Branch nor any of their Affiliates have incurred or expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

         Section 4.16. Proprietary Rights. (a) The Seller owns and possesses no Proprietary Rights necessary or useful in the business of the Indiana Branch other than its customer lists, computer software and computer licenses. The customer lists and software will be transferred to the Purchaser pursuant to this Agreement and the licenses will be transferred upon request if the licensor consents. The transactions contemplated by this Agreement will have no material adverse effect on the Seller's right, title and interest in such Proprietary Rights, which will be effectively transferred to the Purchaser.

         (b) No claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently pending or, to the Seller's or Walch's knowledge, is threatened. Neither the Seller nor the Indiana Branch has not received any notice of, nor is it aware of any fact which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. Neither the Seller nor the Indiana Branch has infringed, misappropriated or otherwise conflicted with any rights of any third parties, and neither the Seller nor the Indiana Branch is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Indiana Branch's business as now conducted.

         Section 4.17. Contracts.

         (a) The Seller has provided the Purchaser and CDL with all information CDL has requested concerning all contracts (except for usual and ordinary purchase orders executed in the normal course of business), agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, to which the Seller or the Indiana Branch is a party or is otherwise bound, of the type described below, relating to the Indiana Branch (the "Contracts"):

                  (i) all agreements with or commitments to customers for the sale by the Seller or the Indiana Branch of products or services of the Indiana Branch;

                  (ii) all agreements or commitments for the purchase by the Seller or the Indiana Branch of services, raw materials, products, machinery, equipment or other personal property other than those that are for amounts not to exceed $10,000, relating to the business of the Indiana Branch;

                  (iii) all capitalized leases, pledges, conditional sale or title retention agreements relating to the Indiana Branch;

                  (iv) all agreements relating to the consignment or lease of personal property (whether the Seller or the Indiana Branch is lessee, sublessee, lessor or sublessor), other than such agreements that provide for annual payments of less than $25,000, relating to the Indiana Branch;

                  (v) all license, royalty or other agreements relating to the Proprietary Rights;

                  (vi) all agreements prohibiting the Seller or the Indiana Branch from freely engaging in the business presently conducted by the Indiana Branch in any geographic area;

                  (vii) all agreements to provide rebates to customers of the Indiana Branch's business, to the extent not reflected as a liability on the Financial Statements; and

                  (viii) any agreement other than those covered by clauses (i) through (viii) above involving payment or receipt of more than $25,000 in the aggregate, relating to the Indiana Branch.

         (b) Except as disclosed in materials provided to the Purchaser and CDL, neither the Seller nor the Indiana Branch is in, nor has given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts, other than those which will not result in a Material Adverse Effect on the Indiana Branch.

         Section 4.18. Books and Records. The books and records of the Seller and the Indiana Branch pertaining to the Purchased Assets, including financial books and records, are complete and accurate and have been maintained in accordance with GAAP, to the extent applicable, and sound business practices.

         Section 4.19. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Seller or the Indiana Branch in connection with this Agreement or any of the transactions contemplated hereby. Neither the Seller nor the Indiana Branch has employed any broker or agent in connection with the transactions contemplated by this Agreement.

         Section 4.20. Full Disclosure. No representation or warranty made by the Seller or Walch in this Agreement or any certificate delivered by or on behalf of the Seller or the Indiana Branch pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V

         Representations and Warranties Regarding the Purchaser and CDL

         The Purchaser and CDL represent and warrant to the Seller and Walch as follows:

         Section 5.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has full power and authority, corporate and other, to own its property and assets and to carry on businesses as presently conducted. The Purchaser is a wholly owned subsidiary of CDL. CDL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority, corporate and other, to own its property and assets and to carry on businesses as presently conducted.

         Section 5.2. Authorization. The Purchaser and CDL have full power and authority, corporate and other, to execute and deliver this Agreement and to perform their respective obligations hereunder, all of which have been duly authorized by all requisite corporate action. This Agreement, has been or, at the time of delivery will be, duly authorized, executed and delivered by the Purchaser and CDL and constitute or, at the time of delivery will constitute, a valid and binding agreement of the Purchaser and CDL, enforceable against the Purchaser and CDL in accordance with its terms.

         Section 5.3. Non-contravention. Neither the Purchaser nor CDL is subject to any provision of their respective Certificates of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation of the transactions contemplated by this Agreement.

         Section 5.4. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser and CDL.

         Section 5.5. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from either the Purchaser or CDL in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE VI

                            Covenants and Agreements

         Section 6.1. Due Diligence Review; Access to Information. During the period from the date hereof through the Closing Date, Purchaser and CDL will conduct a due diligence review of the Indiana Branch and the financial and legal condition thereof, as the Purchaser and CDL deem necessary or advisable. The Seller and Walch will cooperate with Purchaser and CDL and promptly furnish to them all documents and other information requested by them relating to the Indiana Branch and its business. In furtherance of the foregoing, but not in limitation thereof, the Seller shall permit the Purchaser and CDL and their respective authorized agents and representatives, or cause them to be permitted, to have full and complete access to the Seller's premises, books and records, including any physical inspection of the Seller's assets and facilities, upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Indiana Branch as the Purchaser or CDL or the authorized agents and representations of either of them shall request from time to time. The Seller and Walch will make employees and officers of Seller and the Indiana Branch (including Walch) available to Purchaser and CDL and their representatives during reasonable business hours upon reasonable notice by Purchaser and CDL to answer questions and provide information about the Indiana Branch and its business. Purchaser and CDL shall have the absolute and unfettered right to terminate this Agreement at any time prior to the Closing Date, in their sole discretion, by written notice to the Seller and Walch, for any reason or no reason as a result of such due diligence review. In the event of such termination, none of the parties shall have any obligation to the others, and each party shall be responsible for its own expenses.

         If the transactions contemplated hereby are consummated, no investigation by the Purchaser or CDL heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Seller, which shall survive any such investigation, or the conditions to the obligation of the Purchaser and CDL to consummate the transactions contemplated hereby.

         Section 6.2. February 2004 Financial Statements. On or before February 26, 2004, Seller will deliver to the Purchaser and CDL a true and complete copy of the unaudited balance sheet and the related unaudited statements of earnings and cash flows for the four week period ended February 8, 2004 for each of Seller on a consolidated basis and the Indiana Branch separately (collectively, the "February Financial Statements").

         Section 6.3. Affirmative Covenants. Prior to Closing, except as otherwise expressly provided herein, the Seller shall:

         (a) conduct the Business only in the ordinary and regular course of business consistent with past practices;

         (b) keep in full force and effect its corporate existence and all material rights, franchises, Proprietary Rights and goodwill relating or obtaining to the Business;

         (c) endeavor to preserve its present relationships with customers, suppliers, contractors and distributors and perform all of its material obligations under agreements relating to or affecting the customers on the Customer List or the Purchased Assets;

         (d) maintain the Proprietary Rights so as not to affect adversely the validity or enforcement thereof, maintain the other Purchased Assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of the Purchased Assets, either repair or replace such assets with assets of comparable quality or transfer consideration to the Purchaser at Closing equal to the full repair cost or replacement value of such assets;

         (e) maintain the books, accounts and records related to the Business in accordance with GAAP, to the extent applicable, consistent with past practices;

         (f) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Purchaser's and CDL's obligation to close to be satisfied; and

         (g) promptly inform the Purchaser and CDL in writing of any material breach of or change in the representations and warranties contained in Article III hereof.

         Section 6.4. Negative Covenants. Prior to the Closing, without the prior written consent of the Purchaser and CDL or as otherwise expressly provided herein, the Seller will not:

         (a) enter into any contract, agreement or commitment or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of the Seller or the Principal to be untrue or be required to be disclosed on one or more Schedules referred to in
Article III; and

         (b) take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to result in a Material Adverse Change.

         Section 6.5. Transfer and Property Taxes. (a) The Seller and Purchaser shall each pay any transfer, sales, purchase, use or similar tax they are each primarily obligated to pay under the laws of any Governmental Authority arising out of or resulting from the purchase of the Purchased Assets.

         (b) The Seller and Walch shall (i) prepare and file all tax returns reporting the income attributable to the Purchased Assets or the operation of the business of the Indiana Branch for all periods ending prior to or on the Closing Date, (ii) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the sale to the Purchaser of the Purchased Assets, (iii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) and (ii) above, and (iv) pay all taxes attributable to the Purchased Assets or the operation of the business of the Indiana Branch due with respect to the tax returns referred to in (i) and
(ii) above. The Purchaser and CDL shall prepare and file all tax returns reporting the income attributable to the ownership of the Purchased Assets and the operation of the business of the Indiana Branch for all periods beginning after the Closing and shall be liable for and pay all taxes due in respect of such tax returns.

         (c) All personal property, motor vehicle (including road use) and ad valorem taxes, if any, and all other taxes, charges or assessments levied or imposed upon the Purchased Assets by any Governmental Authority, for the taxable year beginning before and ending on or after the Closing Date shall be apportioned and pro rated on a per diem basis between the Purchaser and the Seller as of 11:59 p.m. on the day before the Closing Date (the "Adjustment Time"). The Seller shall pay or cause to be paid, on or prior to the Closing Date (or promptly when due, if due after the Closing Date), all taxes and any other taxes and assessments against the Purchased Assets for all taxable periods ending prior to the Closing Date. The Purchaser shall pay all other taxes and assessments against the Purchased Assets for all periods beginning on or after the Closing Date.

         Section 6.6. Non-Competition and Confidentiality Agreement; Referrals to Purchaser.

         (a) For a period of five (5) years after the Closing Date, Walch and the Seller for themselves or on behalf of or in conjunction with any other Affiliate, Person, Persons, company, partnership, corporation or business of whatever nature, will not directly or indirectly:

             (i) engage in any business selling any products or services in competition with the Purchaser or CDL or any of the subsidiaries of either thereof, in the State of Indiana (the "Territory");

             (ii) use or permit the use of the name "First Choice" for delivery services in the Territory;

             (iii) without first obtaining permission from an officer of CDL, call upon any person who is, at that time, an employee of the Purchaser or CDL (including the subsidiaries of either thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Purchaser or CDL;

             (iv) call upon any person or entity which was a customer of the Indiana Branch in the 18 month period preceding the Closing, for the purpose of soliciting or selling products or services in direct competition with the Purchaser or CDL; or

             (v) use for its own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the Business. For purposes of this Agreement, Confidential Information consists of all information, knowledge or data relating to the Business including, without limitation, customer and supplier lists, formulae, trade know-how, processes, secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the Business not in the public domain or otherwise publicly available. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as the Shareholder or the Seller does not directly or indirectly cause such information to enter the public domain.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Walch from acquiring, as an investment, not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

         (b) Whenever during the first five years after Closing, Seller's customers or prospective customers located outside of Indiana are in need of delivery, freight or warehouse services in Indiana, Seller will offer Purchaser or CDL a right of first refusal to act as its agent or subcontractor to perform such work upon terms and conditions no less favorable than those offered by any unrelated third party to perform such delivery, freight, or warehouse services.. If CDL or Purchaser refuses such work, Seller shall have the right to engage any other third party to perform such work.

         (c) Notwithstanding the foregoing, (i) if on occasion from time to time a customer of the Seller requests it to deliver freight or a package from a location outside of Indiana to a location inside Indiana (or vice versa), Seller may request permission to do so from Purchaser, which request may not be unreasonably denied by Purchaser and (ii) if Seller on occasion from time to time seeks to solicit a customer located in a city in Indiana bordering on a state served by Seller, which city is not regularly served by Seller, it may do so, but only with Purchaser's prior written permission which may be withheld or granted in Purchaser's sole discretion.

          (d) Walch and the Seller acknowledge that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of the Purchaser and CDL and that any breach by any of the Shareholder or the Seller of any provision hereof will result in irreparable injury to the Purchaser and CDL. The Seller and Walch acknowledge that, in addition to all remedies available at law, the Purchaser and CDL shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. Neither the Purchaser nor CDL shall be required to post any bond or other security in connection with any proceeding to enforce this Section 5.3.

         (e) It is specifically agreed that the five (5) year period stated at the beginning of this Section 6.6, during which the agreements and covenants of Walch and the Seller shall be effective, shall be computed by excluding from such period any time during which either Walch or the Seller is in violation of any provision of this Section 6.6.

         (f) All of the covenants on this Section 6.6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim of Seller or Walch against Purchaser or CDL shall not constitute a defense to the enforcement of such covenants.

         (g) The prior covenants in favor of Seller and related parties pursuant to the provisions of Section 6.4 of the Stock Purchase Agreement dated as of June 14, 2001 by and among CDL, National Express Company, Inc., Seller and Walch, are hereby terminated.

         Section 6.7. Employees.

         (a) Purchaser shall have the right but not the obligation, (a) to offer employment to any employee of the Indiana Branch ("Indiana Branch Employee") after Closing and (b) to engage any independent contractors currently working for the Indiana Branch ("Indiana Branch IC") on terms to be determined by the Purchaser. The Seller shall terminate any such employees to be hired by Purchaser immediately prior to their employment by the Purchaser and Seller remain solely responsible for all amounts due to such employees through the termination date.

         (b) The Seller and Walch shall indemnify, defend and hold CDL and the Purchaser harmless from any and all liabilities due or which may become due to, or in respect of, any Indiana Branch Employee or Indiana IC, whether arising prior to, at or after the Closing, including but not limited to any liability arising from or related to the termination of employment by the Seller of any Indiana Branch Employee or Indiana IC and/or any reduction in the compensation, benefits, terms or conditions of any Indiana Branch Employee's employment, except that the Purchaser shall be liable for obligations due to those Indiana Branch Employees or Indiana IC's that it actually engages but then only for obligations arising solely from services performed for Purchaser and after the Closing Date.

         (c) Effective upon the Closing, the Seller shall be solely responsible and liable for providing "COBRA" coverage to all Indiana Branch Employees and their qualifying beneficiaries who experience a "qualifying event" on or prior to the Closing and for providing (or continuing to provide) COBRA coverage with respect to any former employee of the Seller and their qualifying beneficiaries who experience or experienced a "qualifying event" before, on or after the Closing. For purposes of this paragraph, COBRA coverage refers to continued health coverage in accordance with the provisions of Section 4980B of the Code and Section 601 et. seq. of ERISA and the term "qualifying event" shall have the meaning given such term under such Sections.

         (d) Any and all liabilities of Seller and the Indiana Branch due to any current or former employee or independent contractor of Seller or the Indiana Branch accruing through and including the Closing Date, including but not limited to accruals for severance, relating to vacation time or pay, and medical and disability benefits shall remain the obligations and liabilities of Seller after the Closing. Seller shall satisfy all such liabilities and fully indemnify CD&L and Purchaser for any and all claims by employees or independent contractors of Seller arising from events, acts or omissions through the Closing Date. Notwithstanding the foregoing, Purchaser will assume and be responsible for any accrued vacation pay earned after December 31, 2003 and prior to Closing by any employees of Seller's Indiana Branch who become employees of Purchaser or CDL after the Closing.

         Section 6.8. Consents of Others. Each party shall use its reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with the other in connection with the foregoing, to obtain all authorizations, consents, licenses, permits, approvals and permits required of them to permit them to consummate the transactions contemplated by this Agreement; provided that as to consents and financing, the Seller's and the Purchaser's obligations shall be limited to commercially reasonable efforts.

         Section 6.9. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Seller and CDL will use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. The Seller and Walch shall use their respective reasonable best efforts to assist CDL in connection with the fulfillment of any SEC disclosure, reporting or other governmental compliance obligation of CDL, including without limitation providing CDL with any financial and other information requested by CDL. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Seller and the Purchaser shall take all such reasonable action without any further consideration therefor

         Section 6.10. Payments under Note. The parties acknowledge and agree that the amount outstanding under the Note as of the date hereof is $1,626,708 in principal plus interest accrued after December 14, 2003, the December 14, 2003 interest payment having been paid in full. One-half of the accrued interest in the amount of$15,657.06 for the period from December 15, 2003 to Closing if Closing is as of March 1, 2004) shall be paid in cash by Seller to CDL in full at the Closing.

         Section 6.11. Commission Payments. CDL shall pay the Seller for (i) the period beginning on the Closing Date and ending on the day immediately prior to the first anniversary of the Closing Date (the "First Period"), (ii) the period beginning on the first anniversary of the Closing Date and ending on the day immediately prior to the second anniversary of the Closing Date (the "Second Period"), and (iii) the period beginning on the second anniversary of the Closing Date and ending on the day immediately prior to the third anniversary of the Closing Date (the "Third Period" and, collectively with the First Period and the Second Period, the "Periods"), an amount in cash equal to 3% (with respect to the First Period), 2% (with respect to the Second Period) and 2% (with respect to the Third Period) of the net revenues (the "Revenues") collected by Purchaser for services performed by Purchaser during each of the First Period, the Second Period and the Third Period, respectively, for the customers listed on Exhibit 6.11 attached hereto (the "Customers"). Such payments will be made monthly in arrears after such Revenues are collected by Purchaser. Notwithstanding the foregoing, the maximum amounts payable by Purchaser pursuant to this Section 6.11 shall not exceed $100,000 for the First Period, $75,000 for the Second Period and $75,000 for the Third Period. No collections received more than 90 days after the end of the Third Period will be the basis for any payments hereunder. Each payment made by Purchaser hereunder shall be accompanied by a certificate from Purchaser's Chief Financial Officer which sets forth how the amount of such payment was calculated. If the Seller objects to any such calculation, it shall notify Purchaser of its objections within five
(5) business days of receipt of such payment and calculation. If the Seller so objects, Purchaser and the Seller shall use their best efforts to resolve such objections. If Purchaser and Seller cannot resolve the matter within ten (10) days after Purchaser's receipt of Seller's objections, then the matter will be submitted to and determined by a mutually acceptable accounting firm, whose determination as to the amount of such payment shall be final and binding on the parties. Any adjustment to a payment that that must be made as a result of the accountants' determination or an agreement among the parties shall be made within ten (10) days of such determination or agreement. The fees and expenses of the accountants incurred in resolving disputed payments shall be paid one half by Purchaser and one half by the Seller.

         Notwithstanding the foregoing, if Walch or Seller violate the covenants of Section 6.6, CDL and Purchaser shall have no further obligation to pay commissions hereunder.

         Section 6.12. Additional Assistance.

         (a) From the date hereof until the Closing Date, Seller and Walch will use their reasonable efforts to retain the customers, independent contract drivers and employees of the Indiana Branch for the benefit of CDL and Purchaser.

         (b) After the Closing Date, Seller and Walch will, upon the request of CDL or Purchaser, render any assistance reasonably requested by CDL or Purchaser to retain the customers, independent contract drivers and employees of the Indiana Branch for the benefit of CDL and Purchaser.

         (c) After the Closing Date, Seller and CDL will use their reasonable efforts to agree on the terms of a cross agency agreement between them, pursuant to which CDL or Purchaser or their Affiliates will act as Seller's agent for deliveries originating or terminating in Indiana and Seller will act as CDL's agent for similar delivery services in Missouri.

         (d) If any payments from customers or other third parties to due Purchaser are inadvertently paid to or received by Seller, Seller shall deliver such payments in cash or in kind to Purchaser within two (2) business days of receipt by Seller. If any payments from customers or other third parties to due Seller are inadvertently paid to or received by Purchaser, Purchaser shall deliver such payments in cash or in kind to Seller within two (2) business days of receipt by Purchaser.


                                   ARTICLE VII

                               Closing Conditions

         Section 7.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the condition that (A) no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in either case would prohibit consummation of the transactions contemplated by this Agreement, and (B) no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions, contemplated by this Agreement.

         Section 7.2. Conditions to Closing for Purchaser and CDL. The obligations of the Purchaser and CDL to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

         (a) The Purchaser and CDL shall have completed their investigation pursuant to Section 6.1 hereof of the Indiana Branch and the Purchased Assets, and the Purchaser and CDL shall be satisfied in their sole and unfettered discretion with the results of their investigation.

         (b) All representations and warranties made by each of the Seller and Walch in this Agreement and the Schedules hereto shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Seller and Walch shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at Closing.

         (c) There shall have been no (i) Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change, or (ii) material damage, destruction or loss to, or any other material and adverse change in, the assets or the business of the Indiana Branch, regardless of insurance coverage, since December 14, 2003.

         (d) (i) All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by the Seller and Walch and the consummation by Seller and Walch of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; and (ii) the Seller shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by the Seller and the Indiana Branch under any contract to which the Seller or the Indiana Branch is party which constitutes part of the Purchased Assets or for the continuation of any agreement to which the Seller or the Indiana Branch is a party which constitutes part of the Purchased Assets;

         (e) Prior to or at the Closing, the Seller and Walch shall have delivered such other closing documents as shall be requested by the Purchaser and CDL in form and substance reasonably acceptable to counsel for the Purchaser and CDL, including the following:

             (i) a certificate of the President or a Vice President of Seller and of Walch, dated the Closing Date, to the effect that (1) the Person or Persons signing such certificate is familiar with this Agreement and
         (2) the conditions specified in Section 7.2(a), (b) and (c), have been satisfied;

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

             (ii) a certificate of the Secretary or Assistant Secretary of the Seller, dated the Closing Date, as to the incumbency of any officer of the Seller executing this Agreement or any document related thereto and covering such other matters as the Purchaser may reasonably request;

             (iii) a certified copy of the resolutions of the Board of Directors of the Seller authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

             (iv) Assignments of Leases and Lessor consents and Estoppel Certificates from the landlord for the real estate lease (with confirmation of security deposit held and that it is held for the benefit of Purchaser) and the lessor of the equipment lease being assigned by Seller to Purchaser, all to Purchaser's reasonable satisfaction;

             (v) a wire transfer representing one half of the accrued interest from December 14, 2003 through the Closing Date under the original terms of the Note;

             (vi) UCC, tax, judgment and other searches requested by Purchaser showing an absence of liens except for the lien of Midwest Banc Centre, CDL shall have received from (i) Midwest Banc Centre a release of all liens on the Purchased Assets in form and substance satisfactory to CDL.

             (vii) Proof that payroll through February 29, 2004 (and related taxes) has been paid in full; and

             (viii) such other documents or instruments as the Purchaser and CDL reasonably request to effect the transactions contemplated hereby.

         Section 7.3. Conditions to Closing for Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (a) All representations and warranties made by the Purchaser and CDL, respectively, in this Agreement shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser and CDL shall have duly performed or complied with all of their respective covenants, obligations and conditions to be performed or complied with by them, respectively, under the terms of this Agreement on or prior to or at the Closing.

         (b) All authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Purchaser and CDL and the consummation by such party of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

         (c) Prior to or at the Closing, the Purchaser and CDL shall have delivered to the Seller and Walch such closing documents as shall be reasonably requested by the Seller and Walch in form and substance reasonably acceptable to his counsel, including the following:

             (i) a certificate of the President or a Vice President of the Purchaser and of CDL, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and
         (2) the conditions specified in Section 7.3(a) and (b) have been satisfied;

             (ii) a certificate of the Secretary or Assistant Secretary of the Purchaser and CDL, dated the Closing Date, as to the incumbency of any officer thereof executing this Agreement or any document related thereto and covering such other matters as the Seller and Walch may reasonably request;

             (iii) a certified copy of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

             (iv) upon receipt of the original Note, such Note marked
         "Canceled";

             (v) all stock certificates of Seller and executed stock powers previously delivered by Seller's stockholders to CDL as collateral security for the Note; and

             (vi) such other documents as the Seller or Walch reasonably request.


                                  ARTICLE VIII

           Survival of Representations and Warranties; Indemnification


         Section 8.1. Survival of Representations and Warranties. Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing for one (1) year from the Closing Date for the benefit of the parties hereto and their successors and assigns. The representations and warranties provided for in Sections 4.11, 4.13 and 4.15 shall survive the Closing and remain in full force and effect for three (3) years. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the "Survival Period."

         Section 8.2. Indemnification.

         (a) The Seller and Walch shall indemnify and hold harmless the Purchaser, CDL and their Affiliates, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Seller or Walch for the applicable Survival Period, (ii) the breach by Seller or Walch of any covenant or agreement to be performed by it hereunder, (iii) any liability of the Seller or the Indiana Branch relating to the Purchased Assets prior to the Closing and
(iv) any liability of Seller or the Indiana Branch prior to or after the Closing other than the Assumed Liabilities.

         (b) The Purchaser and CDL, jointly and severally, shall indemnify and hold harmless the Seller, Walch and their Affiliates, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser or CDL in this Agreement for the applicable Survival Period, (ii) the breach by the Purchaser or CDL of any covenant or agreement to be performed by it hereunder, and (iii) the Assumed Liabilities.

         (c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnified Party."

         Section 8.3. Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party and it is reasonably necessary for the Indemnified Party to utilize its own counsel either due to time demands or the mature of the relief sought, or (ii) the Indemnified Party shall have reasonably concluded that there is an actual conflict of interest arising from the counsel chosen by the Indemnified Party representing the Indemnifying Party in the conduct of the defense of such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         Section 8.4. Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest.

         Section 8.5. Offset to Indemnification. All amounts of Damages for which a party claims indemnity shall be offset by any insurance or other monetary benefit received by the Indemnified Party as a result of the event giving rise to an indemnity claim, so that there is no double recovery by the Indemnified Party.

         Section 8.6. Remedies Limited. (a) No claim may be made for indemnification after the expiration of the Survival Period. Claims for indemnification asserted prior to the end of the Survival Period shall survive until final resolution thereof.

         (b) No claim for indemnification shall be made unless the aggregate amount of all Losses exceeds $10,000.

         (c) The aggregate liability of the Seller and Walch under this Article VIII for all claims made for indemnification shall be limited to a maximum aggregate liability of $1,650,000.

         (d) The limitations of paragraphs (b) and (c) above shall not apply to breaches of Seller's and Walch's representations and warranties concerning Tax Liabilities or ERISA, nor shall they apply to any personal injury claims.

         (e) The parties shall make appropriate adjustments for tax benefits in determining Damages for purposes of Article VIII.

         Section 8.7. Right of Set-Off. The Purchaser and CDL shall have the right to set-off against any amount which may be owed by the Purchaser or CDL to Walch or the Seller, whether unpaid at the time of such set-off, any amount owed to the Purchaser and/or CDL by the Seller, Walch or any other Person pursuant to this Agreement. The exercise of such right of set-off by the Purchaser and CDL shall not constitute a breach by the Purchaser and CDL of this Agreement.

                                   ARTICLE IX

                                  Miscellaneous

         Section 9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to the Purchaser or CDL: 80 Wesley Street
                            South Hackensack, New Jersey  07606
                            Telephone: (201) 487-7740
                            Facsimile: (201) 489-6974
                            Attention:  Mark Carlesimo, Esq., General Counsel

With a copy to:             Lowenstein Sandler PC
                            65 Livingston Avenue
                            Roseland, New Jersey 07068
                            Telephone: (973) 597-2564
                            Facsimile: (973) 597-2565
                            Attention:  Alan Wovsaniker, Esq.

If to the Seller or Walch:  Charles Walch
                            312 Planthurst Road
                            St. Louis, Missouri 63119

With a copy to:             Thompson Coburn
                            One Mercantile Center
                            St. Louis, Missouri 63101
                            Telephone: 314-552-6000
                            Facsimile: 314-552-7000
                            Attention: Thomas E. Proost, Esq.

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

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

         Section 9.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, the Purchaser and CDL, on the one hand, and the Seller and Walch, on the other hand, shall each pay its own expenses incident to this Agreement and the transactions contemplated herein.

         Section 9.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey, located in Passaic or Essex County, State of Jersey, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 9.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. CDL and the Purchaser may assign all of their rights under this Agreement to any Affiliate; provided such Affiliate assumes all of the obligations of CDL and the Purchaser remains liable hereunder. No such assignment shall relieve CDL or the Purchaser of their obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         Section 9.5. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This agreement may be executed by facsimile signature.

         Section 9.6. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 9.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

         Section 9.8. Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

         Section 9.9. Public Announcement. Except as may be required by law, none of the parties shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other; provided, however, that the Seller and Walch recognize that CDL may be required to issue a press release promptly after the signing or Closing of this Agreement and shall not delay such release. In the event that any such press release or other public disclosure shall be required, the party required to issue such release or other disclosure shall consult in good faith with the other party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof.

         Section 9.10. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 9.11. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.


         Section 9.12. No Strict Construction. Each of the parties to this Agreement acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  CD&L, INC.


                                  By:_______________________________
                                     Name:
                                     Title:

                                  EXECUTIVE Express, Inc., d/b/a
                                  1st Choice Courier and Distribution, Inc.


                                  By:_______________________________
                                     Name:
                                     Title:


                                  ---------------------------------
                                  CHARLES WALCH

                                  SILVER STAR EXPRESS, INC.
                                  (a subsidiary of CDL, Inc.)


                                  By:_______________________________
                                     Name:
                                     Title:

The Sublease dated as of June 15, 2001 between National Express Company, Inc. and CD&L, Inc. shall be deemed cancelled as of the Closing Date and CDL shall have no further obligations thereunder.

NATIONAL EXPRESS COMPANY, INC.


By:__________________________________
   Name:
   Title:




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